Exhibit 4.2

Name of Employee: Option #:	Number of Shares:

Non-Qualified Stock Option Agreement

Pursuant to the

ENTECH SOLAR, INC.

Amended and Restated 1999 Stock Plan

This STOCK OPTION AGREEMENT (this “Agreement”) is made as of the      day of             ,         , by and between Entech Solar, Inc., a Delaware corporation (the “Corporation”), and                      (“Employee”).

WITNESSETH:

The Corporation has determined that it is in the best interests of the Corporation and its shareholders to encourage ownership in the Corporation by Key Personnel. To that end, a stock option is granted by the Board to Employee on the following terms and conditions pursuant, and subject to, the Corporation’s Amended and Restated 1999 Stock Plan (the “Plan”):

SECTION 1

DEFINED TERMS

Unless otherwise defined herein or, unless the context requires a different definition, capitalized terms used herein shall have the meanings assigned to them in the Plan. If the Option is being granted to a director of the Corporation (“Director”) or to a consultant providing services to the Corporation or its Subsidiaries (“Consultant”), the term Employee shall be deemed to refer to such grantee in his, her, or its capacity as such Director or Consultant.

SECTION 2

SHARES OPTIONED, OPTION PRICE, AND TIME OF EXERCISE

Effective as of                     , (“Grant Date”) the Corporation grants to Employee, subject to the terms and provisions set forth hereinafter and in the Plan, the right and option to purchase all or any part of the number of shares set forth in Exhibit A hereto of the presently authorized but unissued common stock (“Common Stock”) of the Corporation at the purchase price per share set forth as the Option Price in Exhibit A (the option hereby granted being hereinafter referred to as the “Option”).

Thereafter, the Option shall be exercisable in accordance with the Vesting Schedule set forth on Exhibit A, subject to any termination, acceleration, or change in such Vesting Schedule set forth in this Agreement apart from Exhibit A.

Neither the Option nor any other rights granted under this Agreement may be exercised after the Expiration Date set forth on Exhibit A and, before that time, the Option may be terminated as hereinafter provided. If Employee does not purchase the full number of shares to which he or she is entitled in any one year, Employee may purchase such shares in the next year specified in the Vesting Schedule, in addition to the shares which he or she is otherwise entitled to purchase in the next year.

SECTION 3

EXERCISE PROCEDURE

Employee shall exercise the Option by notifying the Corporation in writing of the number of shares of Common Stock that he or she desires to purchase and by delivering with such notice the full payment for the purchase price of the shares being purchased. Such purchase price shall be payable through the Corporation’s broker’s sale of exercised shares sufficient to cover exercise cost, in cash, in Common Stock, or in a combination thereof.

In no event shall the Option Price be less than one hundred percent (100%) of the Fair Market Value (as defined in the Plan), determined as of the Grant Date, of a share of Common Stock. The total purchase price at the time of exercise shall equal the Fair Market Value per share of Common Stock, as so determined, multiplied by the number of whole shares of Common Stock with respect to which the Option is being exercised. To the extent that the Employee uses previously acquired shares of Common Stock to pay all or any portion of the Option Price, such shares of Common Stock shall have an aggregate Fair Market Value equal to the product of the Fair Market Value per share of Common Stock so tendered and the number of shares of Common Stock so tendered.

In no event shall the Employee have the right to defer any gain realized upon the exercise of all or any portion of the Option. Any Common Stock delivered in satisfaction of all or a portion of the purchase price shall be appropriately endorsed for transfer and assignment to the Corporation.

The Employee shall pay to the Corporation promptly upon request, and in any event at the time the Employee recognizes taxable income in respect of the Option, an amount equal to the taxes the Corporation determines it is required to withhold under applicable tax laws with respect to the Option. Such payment may be made by any of, or a combination of, the following methods to be elected by the Employee: (i) cash or check; or (ii) the Corporation withholding shares of Common Stock otherwise issuable or subject to the Option having a Fair Market Value equal to the minimum statutory amount required to be withheld.

SECTION 4

TERMINATION OF EMPLOYMENT

If the Employee’s employment (or other service) with the Corporation terminates for any reason other than death, total and permanent disability or retirement (each as defined in Section 6), further vesting of the options will cease as of the effective date of such termination of employment (or service). Then vested options under this Agreement, to the extent not previously exercised, may be exercised not later than ninety (90) days after such termination, but may be exercised only to the extent the options were exercisable on the date of termination, and in no event after the Expiration Date set forth on Exhibit A. Except as may be otherwise provided in this Agreement, the Option granted hereunder shall not be affected by any change of employment so long as Employee continues to be employed by the Corporation, an Affiliate, or a Subsidiary.

SECTION 5

NO RIGHT TO CONTINUED EMPLOYMENT

The Employee understands and agrees that this Agreement does not impact in any way the right of the Corporation, or an Affiliate or Subsidiary employing the Employee, as the case may be, to terminate or change the terms of the employment of the Employee at any time for any reason whatsoever, with or without good cause. The Employee understands and agrees that his or her employment is “at-will” and that either the Corporation (or the Affiliate or Subsidiary employing the Employee), or the Employee may terminate the Employee’s employment at any time and for any reason. The Employee also understands and agrees that his or her “at-will” status can only be changed by an express written contract signed by an authorized officer of the Corporation (or the Affiliate or Subsidiary employing the Employee) and the Employee. It is expressly agreed that, anything contained herein to the contrary notwithstanding, this Agreement shall not constitute, or be evidence of, any agreement or understanding, express or implied, that the Corporation, an Affiliate or a Subsidiary will employ Employee for any period of time or in any position or for any particular compensation.

SECTION 6

ACCELERATION OF EXERCISE

(a)	Retirement and Total and Permanent Disability. If an Employee should become permanently and totally disabled (as such term is defined in Section 22(e)(3) of the Internal Revenue Code) while an employee, non-employee director, or officer of the Corporation or while providing other services to the Corporation, an Affiliate, or Subsidiary, options shall become fully exercisable as to all shares subject to them and may be exercised at any time within one (1) year following the date of such disability, but in no event after the Expiration Date set forth on Exhibit A. If an employee should terminate his or her employment or other service relationship after the earlier of (i) attainment of age 65 or (ii) attainment of age 55 and completion of 10 years of continuous employment or other service with the Corporation, an Affiliate or Subsidiary (“retirement”), options shall become fully exercisable as to all shares subject to them and may be exercised at any time prior to the Expiration Date set forth on Exhibit A.

(b)	Death. If an Employee should die while an employee, non-employee director, or officer of the Corporation or while providing other services to the Corporation, options shall become fully exercisable as to all shares subject to them and may be exercised at any time prior to the Expiration Date set forth on Exhibit A. Such Option may be exercised by the beneficiary designated by the Employee on Exhibit B hereto, in accordance with Section 12 hereto, or, if no beneficiary is designated on Exhibit B, by the executor or administrator of the Employee’s estate.

SECTION 7

NON-ASSIGNABILITY AND TERM OF OPTION

The Option shall not be transferrable or assignable by the Employee, otherwise than by will or the laws of descent and distribution and the Option shall be exercisable, during the Employee’s lifetime, only by him or, during periods of legal disability, by his legal representative. No Option shall be subject to execution, attachment or similar process.

In no event may the Option be exercisable to any extent by anyone after the Expiration Date specified in Exhibit A.

SECTION 8

RIGHTS OF EMPLOYEE IN STOCK

Neither Employee, nor his successor in interest, shall have any of the rights of a shareholder of the Corporation with respect to the shares for which the Option is exercised until such shares are issued by the Corporation.

SECTION 9

ADJUSTMENT FOR RECAPITALIZATION, ETC.

In the event of any change in the outstanding Shares by reason of a stock dividend, split, recapitalization, reorganization, merger or consolidation in which the Corporation is the surviving corporation, or other similar change affecting the Common Stock, the Compensation Committee shall determine any changes to the number and class of Shares described in this Agreement. This adjustment shall be made with any necessary corresponding adjustment in the per share Option Price described in this Agreement. No fractional shares of stock shall be issued under this Option or in conjunction with any such adjustment.

SECTION 10

NOTICES

Any notice to be given hereunder shall be in writing and shall be addressed to the Corporation, in care of the President, at Entech Solar, Inc., 13301 Park Vista Boulevard, Suite 100, Fort Worth, Texas 76177, and any notice to be given to Employee shall be addressed to the address designated below the signature appearing hereinafter, or at such other address as either party may hereafter designate in writing to the other. Any such notice shall have been deemed duly given upon three (3) days of sending such notice enclosed in a properly sealed envelope, addressed as aforesaid, registered or certified and deposited (with the proper postage and registration or certificate fee prepaid) in the United States mail.

SECTION 11

SUCCESSORS OR ASSIGNS OF THE CORPORATION

In the event of a Change in Control of the Company, the Committee, as constituted before such Change in Control in its sole discretion may take any action with respect to this Option as contemplated by Article VIII of the Plan.).

SECTION 12

MISCELLANEOUS

(a)	Designation of Beneficiary. The Employee shall have the right to appoint any individual or legal entity in writing, on Exhibit B hereto, as his beneficiary to receive any Option (to the extent not previously terminated or forfeited) under this Agreement upon the Employee’s death. Such designation under this Agreement may be revoked by the Employee at any time and a new beneficiary may be appointed by the Employee by execution and submission to the Board of a revised Exhibit B to this Agreement. In order to be effective, a designation of beneficiary must be completed by the Employee on Exhibit B and received to the Board, or its designee, prior to the date of the Employee’s death. In the absence of such designation, the Employee’s beneficiary shall be the legal representative of the Employee’s estate.

(b)	Incapacity of Employee or Beneficiary. If any person entitled to a distribution under this Agreement is deemed by the Board to be incapable of making an election hereunder or of personally receiving and giving a valid receipt for such distribution hereunder, then, unless and until an election or claim therefore shall have been made by a duly appointed guardian or other legal representative of such person, the Board may provide for such election or distribution or any part thereof to be made to any other person or institution then contributing toward or providing for the care and maintenance of such person. Any such distribution shall be a distribution for the account of such person and a complete discharge of any liability of the Board, the Corporation and the Plan therefor.

(c)	Incorporation of the Plan. The terms and provisions of the Plan are hereby incorporated in this Agreement. Unless otherwise specifically stated herein, such terms and provisions shall control in the event of any inconsistency between the Plan and this Agreement.

(d)	Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE AND ALL APPLICABLE FEDERAL LAWS. THE SECURITIES ISSUED HEREUNDER SHALL BE GOVERNED BY AND IN ACCORDANCE WITH THE CORPORATE SECURITIES LAWS OF THE STATE OF DELAWARE.

(e)	Gender. Reference to the masculine herein shall be deemed to include the feminine, wherever appropriate.

(f)	Counterparts. This Agreement may be executed in one or more counterparts, which shall together constitute a valid and binding agreement.

IN WITNESS WHEREOF, this Agreement has been executed by the Corporation and the Employee as of the date and year first written above.

Entech Solar, Inc.
a Delaware corporation

Address:	By:
David Gelbaum

	Title:	Chief Executive Officer

EXHIBIT A

STOCK OPTION AGREEMENT PURSUANT TO THE AMENDED AND RESTATED 1999 STOCK PLAN

1.	Grant Date:	[ ]

2.	Employee:	[ ]

3.	Number of Shares:	[ ] ([ ]) shares of Common Stock

4.	Option Price per Share:	[ ] ([ ]) (not less than Fair Market Value)

5.	Vesting Schedule:	[ ]

6.	Expiration Date:	[ ] (not more than ten (10) years from Date of Grant.

This Option is not eligible to be treated as Incentive Stock Option within the meaning of Code Section 422. You are advised to consult with your tax advisor before exercising an option and before selling shares acquired pursuant to the exercise of an option.

EXHIBIT B

DESIGNATION OF BENEFICIARY FOR THE STOCK OPTION AGREEMENT PURSUANT TO

THE AMENDED AND RESTATED 1999 STOCK PLAN

Name of Employee: [                            ]

Original Date of Agreement: [                ]

If I shall cease to be an Employee of the Corporation, an Affiliate or a Subsidiary by reason of my death, or if I shall die after I have terminated my employment with the Corporation, the Parent Corporation or a Subsidiary, but, prior to the expiration of the Option (as provided in the Agreement), then all rights to the Option granted under this Agreement that I hereby hold upon my death, to the extent not previously terminated or forfeited, shall be transferred to the Beneficiary in the manner provided for in the Plan and the Agreement.

Beneficiary:

Name:

Address:

Phone:

Email:

Employee Signature

Date

Receipt acknowledged on behalf of Entech Solar, Inc. by:

Authorized Signatory

Date